This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated February 23, 1996 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdictions.


                     Notice of Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      of

                               Forum Group, Inc.

                                      at

                             $13.00 Net Per Share

                                      by

                             FG Acquisition Corp.

                     A Wholly Owned Indirect Subsidiary of

                         Marriott International, Inc.

  FG Acquisition Corp. (the "Purchaser"), an Indiana corporation and a wholly owned indirect subsidiary of Marriott International, Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, without par value (the "Shares"), of Forum Group, Inc., an Indiana corporation (the "Company"), at $13.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 23, 1996 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer").

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 21, 1996, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares which, when added to the number of Shares then beneficially owned by Parent and its affiliates, represents at least two-thirds of the total number of Shares outstanding and two-thirds of the voting power of the Shares outstanding on a basis that includes all outstanding Shares, together with all Shares issuable upon exercise of vested options and warrants as of the Expiration Date (a "Fully Diluted Basis").

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 15, 1996 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, the Purchaser will make the Offer and that following the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Indiana Business Corporation Law, the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned indirect subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock or by any wholly owned subsidiary of the Company or by Parent, the Purchaser or any other wholly owned subsidiary of Parent and other than Shares held by a holder who has perfected such holder's dissenters' rights in accordance with Chapter 44 of the Indiana Business Corporation Law) will be converted into the right to receive cash without interest in an amount equal to the price per Share paid in the Offer.

  The Purchaser and Parent have also entered into agreements (each, a "Shareholder Agreement") with each of certain shareholders of the Company (the "Principal Shareholders"). Pursuant to the Shareholder Agreements, each Principal Shareholder has agreed, among other things, so long as the price per share in the Offer is at least $13.00 in cash (net to the seller) to tender and not withdraw its Shares in the Offer. The Shareholder Agreements cover 21,409,834 Shares (including presently exercisable warrants to purchase Shares) in the aggregate owned by the Principal Shareholders, representing approximately 91% of the outstanding Shares calculated on a Fully Diluted Basis.

  The Board of Directors of the Company has unanimously approved the Offer and the Merger, determined that the Offer and the Merger are fair to the shareholders of the Company and are in the best interests of the shareholders of the Company and, subject to the fiduciary duties of the Board, recommends acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the shareholders of the Company.


  The Offer is subject to certain conditions set forth in the Offer to Purchase. Subject to the terms of the Merger Agreement, if any such condition is not satisfied, the Purchaser shall not be required to accept for payment or pay for, and may delay the acceptance for payment of (whether or not the Shares have theretofore been accepted for payment), or the payment for, any Shares tendered, and may terminate or extend the Offer and not accept for payment any Shares. The Purchaser may waive any or all of the conditions to the Offer in whole or in part at any time in its sole discretion.


  The Purchaser reserves the right, at any time or from time to time in accordance with the terms of the Merger Agreement, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to First Chicago Trust Company of New York (the "Depositary"). Any such extension will be followed as promptly as practicable by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled date on which the Offer was to expire. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

   For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

  Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after April 22, 1996 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares.

  The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

  The Company has agreed to provide the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares.

  The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares. The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

  Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                  MacKenzie
                                Partners, Inc.
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                      or
                         CALL TOLL-FREE (800) 322-2885

February 23, 1996